Exhibit 2.1

SALE AND PURCHASE OF OWNERSHIP INTEREST
between
MAXIMA GROUP, INC. AND CITY VINES, LLC

THIS EQUITY PURCHASE AGREEMENT (“Agreement”), dated October 17, 2015, is between MAXIMA GROUP, INC., a Nevada corporation (“Maxima” or “Buyer”); and CITY VINES, LLC (“City Vines” or the “Company”).

RECITALS:

WHEREAS, Maxima desires to acquire City Vines and make it a 100% wholly owned subsidiary of

Maxima, which includes the dba Vinium and the brand ViniumTM; and

WHEREAS, City Vines desires to sell, and Maxima desires to purchase 100% of the ownership interests of City Vines, which includes the dba Vinium and the brand ViniumTM, contingent upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, City Vines and its owners desire to set forth the terms of this Equity Purchase as an Asset Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(I)(B) of the Internal Revenue Code of 1986,as amended (the "code").

NOW, THEREFORE, the parties agree as follows.

ARTICLE I

PURCHASE AND SALE OF EQUITY.

1.1     Sale of Ownership Interest. City Vines hereby agrees to sell, convey, transfer, assign and deliver to Buyer on the Closing Date (as defined in Section 1.3), free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, 100% of the equity of duly and validly issued, fully paid and non-assessable ownership interest of City Vines.

1.2     Purchase Price. Subject to the terms and conditions of this Agreement and in reliance upon the respective representations, warranties and covenants of Maxima and City Vines herein contained and in full consideration of such sale, conveyance, transfer, assignment and delivery of the equity to Buyer, Buyer agrees to deliver to City Vines’s owners a cumulative total of forty million three hundred seventy five thousand (40,375,000) shares of Maxima stock, which will represent 12.5% of Maxima’s total outstanding shares. These shares will be delivered to City Vines within 60 days following the execution of this agreement.

1.3     Closing. The final closing of the transactions detailed by this Agreement (the “Closing”) will take place simultaneously with the execution of this Agreement.

1.4     Funding of City Vines. Maxima will provide to City Vines $25,000 in funding within 60 days of the final execution of this Agreement, and will use its best efforts to provide a minimum of $200,000 in funding to City Vines as soon as possible but no later than six (6) months after the final execution of this Agreement. These funds will be used by City Vines at its discretion and accordance to its current business model.

1.5     Revenues. For the first six (6) months following the execution of this Agreement 100% of City Vines’s revenues and profits will remain with City Vines to fund its operations. Beginning the seventh (7th) month following the execution of this agreement 80% of City Vines’s profits will remain with City Vines and 20% of City Vines’s profits will be dispersed back to Parent company (Maxima). Disbursements to Maxima will be made on a quarterly basis beginning on the last day of the ninth (9th) full month following execution of this Agreement and continuing on the last day of each 3rd month thereafter.

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1.6     Operations of Subsidiary. City Vines will continue to operate as an independent entity, Richard Cardoza will remain President of City Vines, and Mr. Cardoza will retain or replace his staff at his discretion.

1.7     Cordoza Companion Agreements. Richard Cardoza will receive a separate Employment Agreement outlining his salary, expenses, and stock compensation in the form of Maxima restricted shares. This Employment Agreement is being executed concurrently with the this Purchase Agreement, and the specific amounts of salary, expenses and stock compensation have been mutually agreed by Maxima and Mr. Cardoza. Mr. Cardoza will also serve as a member of the Board of Directors of the Parent Company.

1.8     Deliz Consulting Agreement. Michael Deliz will receive a separate Consulting Agreement with terms to be mutually agreed upon by all parties.

1.9     City Vines Debt. All debts and liabilities presently owed by City Vines, as well as any debts and liabilities incurred after the execution of this Agreement, shall remain City Vines’s sole responsibility. City Vines agrees to indemnify and hold harmless from all claims, losses and legal actions related to City Vines, Maxima, and each of its individual officers, employees, directors and affiliates.

1.10     Maxima Debt. All debts and liabilities presently owed by MXMG shall remain their sole responsibility as well as any debts and liabilities incurred after the execution of this Agreement.

1.11     Assets and Liabilities. All assets and liabilities presently owned by the parties shall at all times remain their respective assets and liabilities without claim by the other party

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CITY VINES

To induce Maxima to enter into this Agreement, City Vines represents and warrants to Maxima as follows:

2.1.     Organization and Qualifications of City Vines. City Vines is a lawfully existing and in good standing with full power and authority to conduct its business as represented to Maxima. City Vines is duly qualified and in good standing in each state where such qualification is required.

2.2.     Capitalization of City Vines. As of the date of the execution of this Agreement, the authorized ownership of City Vines consists of 100 shares of common stock. There are no outstanding warrants, options, preemptive rights, or other rights to purchase or acquire any of City Vines’s equity or ownership interests. No securities, liens or liabilities of City Vines are either directly or indirectly convertible into or exchangeable for equity or ownership interests of City Vines, and there are no equity or similar rights based on the book value or any other attribute of any equity of City Vines.

2.3.     Subsidiaries. City Vines does not have any subsidiaries or own any securities issued by any other business organization or governmental authority.

2.4.     Title to Properties; Condition of Properties. City Vines has good and marketable title to all of the assets listed on its Latest Balance Sheet. All assets necessary for the continued operation of City Vines’s business as it is currently being conducted and as it has been conducted since its inception are owned by City Vines or subject to valid leasehold interests.

2.5.     Absence of Undisclosed Liabilities. Except as set forth on Schedule A, City Vines has no liabilities of any nature, whether accrued, absolute or contingent, other than and to the extent reflected or reserved against on the Latest Balance Sheet and liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet. There are no agreements, judgments, decrees, orders or, to the best knowledge of City Vines, any facts which materially affect, or may in the future (so far as can now be reasonably foreseen) materially affect, the business, properties, operations or condition of City Vines which have not been specifically disclosed in this Agreement.

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2.6.     Conduct of Business in the Ordinary Course. City Vines has conducted its businesses since its inception only in the usual and ordinary course consistent with past practice. and since such date City Vines has not (i) sold or transferred any of its assets, except inventory in the ordinary course of business; (ii) changed any method of accounting or accounting practice; (iii) increased or promised to increase the compensation payable to any employee; (iv) made any direct or indirect payments, dividends, distributions, sales or transfers of assets, other than normal compensation, to any officer, director, shareholder or employee of City Vines or any of their affiliates; (v) changed its equity or other ownership interest in City Vines; or (vi) suffered any damage or casualty to its assets.

2.7.     Patents, Trade Names, Trademarks and Copyrights. City Vines owns and/or has the right to use, free and clear of any claims or rights of others all patents, trademarks, service marks, trade names, recipes, trade secrets and customer lists which it is using. All debts and liabilities presently owed by City Vines relating to patents, trademarks, service marks, trade names, lab manuals, know-how, unpatented technology, trade secrets and customer lists shall remain City Vines’s sole responsibility as well as any debts and liabilities incurred after the execution hereof.

2.8.     Contracts. Except for contracts, commitments, plans, agreements and licenses described on Schedule B (the “Contracts”), City Vines is not a party to or subject to:

(a)     any contract or agreement providing for the purchase of all or substantially all of City Vines’s requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

(b)     any contract containing covenants limiting City Vines’s freedom to compete in any line of business or with any person or entity;

(c)     any contract or agreement with any present or former officer, director or shareholder of City Vines or with any persons or organizations controlled by or affiliated with any of them; or

(d)     any other material contract not entered into in the ordinary course of business.

All Contracts are in full force and effect and have not been amended, extended or otherwise modified. City Vines is not in default under any of its Contracts.

2.9     Litigation. There are no legal, administrative, arbitration or other proceeding or governmental investigations pending or, to the best knowledge of City Vines, threatened against City Vines.

2.10     Compliance with Laws. City Vines has not violated, and is not violating, any laws, regulations or permits which apply to the conduct of its business or the Real Property, the failure with which to comply would have a material adverse effect on City Vines.

2.11     Permits. City Vines holds all licenses, permits and franchises which are required to permit it to conduct their respective businesses.

2.12     Transactions with Interested Persons. No officer or director of City Vines directly or indirectly owns any material interest in, or serves as an officer or director of, any customer, competitor or supplier of City Vines, or any organization which has a material contract or arrangement with City Vines.

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2.13     Warranty or Other Claims. There are no existing material claims against City Vines for goods or services which are defective or fail to meet any product warranties or contract or industry standards. To the best knowledge of City Vines, there are no threatened claims, or any facts upon which a claim could be based, against City Vines for goods or services which are defective or fail to meet any product warranties or contract or industry standards.

2.14     City Vines’s Familiarity With Maxima. City Vines represents that it has been afforded an opportunity to review all about Maxima that is available to its Senior Management and Board of Directors, as well as the opportunity to ask questions, and is making an informed independent investment decision. City Vines further represents that it has made its own independent analysis of Maxima’s intended business model and is not relying upon any representations of same from Maxima.

ARTICLE III

LEGAL AUTHORITY OF CITY VINES

3.1.     Authority of City Vines. City Vines represents and warrants to Maxima that Richard Cardoza, as Managing Partner of City Vines, has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to Maxima valid, lawful and marketable title to all ownership interests to be sold, assigned and transferred by City Vines to Maxima pursuant to this Agreement, and that the City Vines Personnel signing this document have full and unrestricted legal right, power and authority to enter into this Agreement on behalf of City Vines and all its owners . City Vines represents that neither the execution and delivery of this Agreement nor any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, contract, agreement, deed of trust, indenture, lease or other instrument or any federal, state or local statute, law, ordinance, rule, or regulation applicable to City Vines or any of its assets, property or business.

3.2.     Title. Upon delivery to Maxima of certificates representing all of City Vines’s and its owner’s equity interests at Closing, Maxima will acquire lawful, valid and marketable title to such 100% ownership of City Vines, free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

3.3.     Prohibitions of Transactions. City Vines represents and warrants to Maxima that it is not presently a party to or subject to nor bound by any agreement or any judgment, order, writ, injunction or decree of any court or any governmental body which contains any provision which would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby. There are no actions, suits, proceedings at law or in equity by any person or entity, or any arbitration or administrative proceeding or other proceeding pending or threatened, which could prevent consummation of the transactions contemplated by this Agreement other than listed herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MAXIMA

Maxima represents and warrants to City Vines as follows:

4.1.     Approval. Maxima has all necessary corporate power and is duly authorized to purchase, acquire and accept the Shares as specified in this Agreement. Maxima has taken all action required to authorize and approve the execution and delivery of this Agreement and the consummation by Maxima of the transactions contemplated hereby.

4.2.     Capitalization of Maxima. Upon execution of this Agreement, the authorized capital stock of Maxima will consists of 243 million shares. Within sixty (60) days of execution of this agreement Upon execution, Maxima will authorized an additional 80 million shares which will bring the total number of authorized shares to 323 million.

4.3.     Subsidiaries. Maxima currently has no active wholly-owned subsidiaries. Maxima is not a partner or joint venturer in any partnership or joint venture.

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ARTICLE V

CLOSING DOCUMENTS

5.1     Deliveries of City Vines. City Vines shall deliver to Maxima at closing, full rights and titles to 100% of its equity.

ARTICLE VI

COVENANTS

6.1     Waiver of Rights: Except as set forth herein, the Parties hereto further agree, covenant, represent and warrant that they intend to and do hereby waive and relinquish any and all rights and benefits conferred on them by any statutory or decisional authorities which would otherwise preclude release of unknown claims.

6.2     Scope. If, at the time of enforcement of Section 6.2, a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

ARTICLE VII

INDEMNIFICATION

7.1     Mutual Indemnification: Each party agrees to indemnify, defend and hold harmless the other party from and against any and all claims, demands, expenses (including reasonable attorney fees) or assertions of any kind arising out of or in any way connected with (a) any alleged act, failure to act, omission, or misrepresentation by the indemnifying party, its officers, directors, employees or agents; or (b) any breach by the indemnifying party of any of the terms, conditions, warranties or representations contained in this Agreement, or in any other instrument executed by the indemnifying party in connection with this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1.     Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Maxima or City Vines in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby.

8.2.     Governing Law. Each of the provisions of this Agreement shall be enforceable independent of any other provision and independent of any other claim or cause of action. In the event of any dispute arising under the terms of this Agreement, the parties hereto agree that the jurisdiction shall remain with the State of California and the laws thereof will govern its interpretation, validity and effect of this Agreement without regard to the place of its execution or place of performance.

Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be determined through arbitration administered pursuant to the rules of the American Arbitration Association and the judgment on the award rendered therein may be entered in any court having jurisdiction thereof. Each party shall initially be responsible for its own attorney fees, costs and expenses of arbitration. The Arbitrator may include, in the award, an assessment of expenses of arbitration and the costs thereof with an award of reasonable attorney fees to the prevailing party.

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8.3.     Failure to Comply with Section 368 IRS Tax Code: In the event that this Agreement fails to meet the requirements of Section 368 of the Internal Revenue Code pertaining to a tax free transaction, the parties agree to modify or change portions of this Agreement in order to comply with the requirements of Section 368.

8.4.     Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

8.5.     Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

8.6.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

8.7.     Section Headings. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof.

8.8.     Counterparts. This Agreement may be executed in one or more counterparts, and shall become effective when one or more counterparts have been signed by each of the parties.

8.9.     Waiver. Waiver by any party hereunder of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

8.10.     Non-exclusivity. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

8.11     Notices. All notices, requests, consents and other communications required or permitted hereunder must be in writing and must be personally delivered, mailed first-class postage prepaid, registered or certified mail, or delivered by a nationally recognized overnight courier:

If to City Vines, at:

Richard Cardoza

1933 Upper Rim Rock

Laguna Beach, CA 92651

Phone: (508) 951-0673

If to Maxima, at:

Maxima Group, Inc.

3196 Aberdeen Way

Escondido Ca 92025

Attn: Mirek Gorny

Phone: (858) 774-8077

or to such other address as City Vines or Maxima may specify to the other by written notice, and such notices and other communications will be treated as being effective or having been given when delivered, if personally delivered, or when received, if sent by mail.

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This agreement may have amendments after review by legal counsel of both parties and if they are mutually agreed upon by both parties.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first above written.

MAXIMA GROUP, INC.

By: /s/ Mirek Gorny

Mirek Gorny, Sole Officer and Director

CITY VINES:

By:

By: /s/ Richard Cardoza
Richard Cardoza, Manging Director

ATTACHMENTS:

Schedule A – List of City Vines’s Assets and Outstanding Liabilities

Schedule B – List of City Vines’s Contracts

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Schedule A – List of City Vines’s Assets and Liabilities

To be provided within 30 days of closing

Schedule B – List of City Vines’s Contracts

To be provided within 30 days of closing

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